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WAL-MART STORES, INC.

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Walmart Releases 2015 Annual Shareholders’ Meeting Materials

Proxy Statement and Annual Report Published, along with Global Responsibility Report and Update on Global Compliance Program

BENTONVILLE, Ark. April 22, 2015 — Wal-Mart Stores, Inc. (NYSE: WMT) today filed its Proxy Statement in preparation for its upcoming Annual Shareholders’ Meeting on Friday, June 5. In addition, the company issued its 2015 Annual Report along with its Global Responsibility Report and Global Compliance Program Report.

“Walmart has a bright future,” commented Wal-Mart Stores Inc., President and Chief Executive Officer Doug McMillon in his letter to shareholders. “We have a real and meaningful purpose – to save people money so they can live better. We’re embracing change so we can deliver that promise more effectively. We are investing to run better stores and e-commerce globally and excel at the integration of digital and physical retail, providing our customers with a seamless shopping experience.”

Annual Report: “Winning the Future of Retail – One Customer at a Time”

The 2015 Annual Report provides shareholders with an overview of Walmart’s performance in the last fiscal year and the key strategies that management is executing to serve customers and shareholders. The enhanced digital report contains expanded content, including video messages from McMillon, Chairman of the Board of Directors Rob Walton, as well as the CEOs of each business segment and e-commerce. The report can be accessed here.

In the report, McMillon reviews how the company’s framework for growth leverages four dimensions of its customer value proposition – price, access, assortment and experience.

•	Price: The company is focused on expanding everyday low prices to more markets globally. To deliver price leadership, Walmart continues to underscore everyday low cost through improvements in supply chain, processes and other efficiencies.
•	Access: The future of retail is integrating stores and online together seamlessly. The company is investing globally to improve mobile capabilities and test alternative access points.
•	Assortment: Customers increasingly want more variety and Walmart provides quality merchandise, desirable national brands and great private label options. The company expects to surpass 10 million items available on walmart.com in the U.S. this year.
•	Experience: Walmart is investing in increased associate wages, training and development, which it believes will also improve the store and club experience for customers.

The Annual Report also includes comments on strong shareholder governance from Walton, who states, “Walmart has an exceptional Board that is highly diverse, from ethnicity and gender to business experience and tenure. Underscoring the Board’s commitment to its leadership structure, we have added a healthy mix of directors with fresh perspectives over the past few years. Their views have complemented the vision and work of our longer-serving directors and demonstrate how we are strengthening the Board’s oversight to keep pace with the changing retail dynamics. This is especially true as the Board oversees management’s execution of Walmart’s enterprise strategy.”

2015 Annual Shareholders’ Meeting and Proxy Statement

The company began distributing its Proxy Statement today with details of its Annual Shareholders’ Meeting. The meeting will be held on Friday, June 5, at 7:30 a.m. (CDT) in Bud Walton Arena on the

University of Arkansas campus in Fayetteville, Ark. Only shareholders of record as of the close of business on April 10, 2015, are entitled to vote their shares in advance of or at this year’s meeting.

Shareholders will vote on 15 director nominees, three company proposals and five shareholder proposals. Douglas N. Daft, a member of Walmart’s Board since 2005, is retiring from the board and will not stand for reelection.

“I’d like to thank Doug for 10 years of service to Walmart’s Board and to our shareholders,” said Walton. “He brought us more than four decades of business experience and perspective on markets around the world. His long tenure with a global beverage company and international business acumen provided us with unique insights into brand management, marketing and strategic planning. We also appreciate the key insights Doug provided through two successful CEO transitions and the many valuable contributions he made to our Compensation, Nominating and Governance Committee.”

Walmart has continued to enhance the format of the Proxy Statement to provide a clear and detailed overview of the topics that will be covered at the Shareholders’ Meeting. The changes were influenced by feedback from investors who provided input during the year. The company’s Proxy Statement can be read online. Shareholders unable to attend the 2015 Annual Shareholders’ Meeting in person may view a live webcast on the company’s Investor Relations site.

Global Responsibility Report

Walmart’s 2015 Global Responsibility Report (“GRR”), the company’s eighth, outlines the company’s major milestones in fiscal year 2015 tied to social and environmental responsibility, specifically highlighting Walmart’s achievements to create economic opportunity for associates, enhance the sustainability of its operations and supply chains, and serve the communities in which it operates. The report is available digitally and can be viewed online.

Global Compliance Program Report

The company’s second annual report on its global compliance program highlights significant strides being made to elevate Walmart’s compliance program globally against a defined set of objectives in three key categories: people; policies and processes; and systems and analytics.

Jay Jorgensen, executive vice president, global chief ethics and compliance officer said, “From hiring and realigning our compliance staff to utilizing technologies and measuring the effectiveness of our processes and controls, Walmart is making ongoing progress to enhance our compliance and corporate governance procedures through a unified program around the globe. We have accomplished a great deal this past year to strengthen our continued commitment to doing business the right way.”

As explained in the report, the Audit Committee of the Board of Directors concluded the company had achieved significant progress towards its goals in enhancing its compliance program. The detailed report is available here.

Investor Relations App

This year’s Shareholders’ Meeting materials are also available through the redesigned Walmart Investor Relations App, which is available free on the company’s website. The app is available on iPad®, iPhone®, and Android™ mobile devices.

About Walmart

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better – anytime and anywhere – in retail stores, online, and through their mobile devices. Each week, we serve nearly 260 million customers who visit our 11,462 stores under 72 banners in 27 countries and e-commerce websites in 11 countries. With fiscal year 2015 revenue of $486 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

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